Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	July 18, 2016
Telephone	+1 847 507 3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust Acquires Industrial Portfolio in Greater Los Angeles Submarket
Chicago (July 18, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Valencia Industrial Portfolio, a five-building, multi-tenant warehouse portfolio located in the Greater Los Angeles submarket, the largest industrial market in the United States. The portfolio is 100 percent leased to a diverse roster of eight different national and local tenants. The purchase price was approximately $64.5 million with an estimated capitalization rate based upon purchase price of 4.9 percent.

Los Angeles is not only the largest industrial market in the U.S., with roughly 1.6 billion square feet, it also is the most sought after market by institutional investors. With an overall market vacancy rate of less than 2 percent (its lowest level in fifteen years), and new construction pipelines delivering less than 1 percent of existing stock, the industrial property market fundamentals of Greater Los Angeles are some of the strongest across all property types and markets in the country. This market appeals to users who desire to be close to the largest shipping port in the U.S. and those who are serving the nation’s second largest population center. The Los Angeles market is largely built-out, with limited undeveloped land available for warehouse development and intense competition from other uses for redevelopment opportunities.

“Acquiring high quality, well-located warehouses in select, primary markets with high barriers to entry, like the Greater Los Angeles market, is a core component of our investment strategy,” noted Allan Swaringen, CEO and President of JLL Income Property Trust. “This portfolio’s prime infill location in close proximity to Interstate 5 should allow us to attract and retain tenants and capture this market’s strong rent growth potential.” Swaringen further noted, “LaSalle’s Research and Strategy team identified this as one of its proprietary industrial ‘Target Markets’ and projects strong annual rent growth for the next three years on in-place rents estimated to be already 10 percent below current market rents. We see an upside in the two years of weighted average lease term of the existing tenants. This marks our third industrial investment closed this year, and twenty-third property acquired in the warehouse sector over the last three years, growing our industrial allocation to over $430 million and 25 percent of our overall portfolio.”

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.